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                                                                      EXHIBIT 12
                    NABORS INDUSTRIES, INC. AND SUBSIDIARIES
               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                      (In thousands, except ratio amounts)




                                                  Year Ended September 30,

                                               1997         1996         1995
                                             ---------    ---------    ---------

Pretax income                                $ 182,410    $  81,600    $  58,628

Add fixed charges as adjusted (from below)      16,980       12,258        7,933
                                             ---------    ---------    ---------
        Earnings                             $ 199,390    $  93,858    $  66,561
                                             ---------    ---------    ---------

Fixed charges:
    Interest expense:
        Interest on indebtedness             $  15,993    $  11,356    $   7,297
        Capitalized                              1,191          985          747
    Amortization of debt costs                     527          528          314
    Interest portion of rental expense             460          374          322
                                             ---------    ---------    ---------
    Fixed charges before adjustments            18,171       13,243        8,680
    Less capitalized interest                   (1,191)        (985)        (747)
                                             ---------    ---------    ---------

    Fixed charges as adjusted                $  16,980    $  12,258    $   7,933
                                             ---------    ---------    ---------

Ratio (earnings divided by fixed charges
     before adjustments)                         10.97         7.09         7.67
                                             ---------    ---------    ---------
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